AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1997

                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                             INFINITE MACHINES CORP.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                           52-1490422
(State or Other Jurisdiction                              (I.R.S. Employer
     of Incorporation or                                   Identification
        Organization)                                          Number)

                           300 Metro Center Boulevard
                           Warwick, Rhode Island 02886
                                 (401) 737-7900
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                          -----------------------------

                              Clifford G. Brockmyre
                                    President
                           300 Metro Center Boulevard
                           Warwick, Rhode Island 02886
                                 (401) 737-7900
                     (Name, Address, Including Zip Code, and
                        Telephone Number, Including Area
                       Code, of Agent for Service) Please
                        send copies of all correspondence
                                       to:

                              Kenneth S. Rose, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                          New York, New York 10022-2605
                          Telephone No. (212) 838-5030
                             Fax No. (212) 838-9190

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                              --------------------

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box |_|.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
   Title of Each           Amount to be              Proposed                 Proposed                Amount of
Class of Securities         Registered               Maximum                  Maximum              Registration Fee
  to be Registered                              Offering Price Per       Aggregate Offering
                                                    Share (1)                Price (1)
-------------------------------------------------------------------------------------------------------------------
Common Stock
  $.001 par value      1,053,740 shares(2)           $1.3125                 $1,383,034                $419.10
-------------------------------------------------------------------------------------------------------------------

================================================================================

----------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the NASDAQ Small-Cap System on April 15, 1997 of $1.3125.
(2) Represents shares of Common Stock issuable upon conversion of outstanding Convertible Notes. Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable upon conversion or otherwise in respect of the Convertible Notes.

================================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 16, 1997

                                   PROSPECTUS

                1,053,740 SHARES OF COMMON STOCK, $.001 PAR VALUE

                             INFINITE MACHINES CORP.

         This Prospectus relates to 1,053,740 shares (the "Shares") of common stock, $.001 par value per share, (the "Common Stock") of Infinite Machines Corp., Inc., a Delaware corporation (the "Company"), which may be offered from time to time by and for the account of certain shareholders (the "Selling Securityholders") of the Company. The Shares covered by this Prospectus are issuable upon conversion of currently outstanding Convertible Notes of the Company (the "Debentures").

         The Shares offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The number of shares being offered hereby that are issuable upon conversion of the Debentures, is presently indeterminable. For the purposes of this Prospectus, the number of Shares included with respect to the Debentures is based upon the conversion rate in effect on the date of this Prospectus. However, the Registration Statement of which this Prospectus is a part, covers such indeterminable number of Shares as may become issuable upon exercise of the Debentures. See "Description of Securities" and "Plan of Distribution."

         The distribution of the Shares offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

         The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

         The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. Expenses of this offering, other than fees and expenses of counsel to the Selling Securityholders, will be paid by the Company. See "Plan of Distribution."

                        ---------------------------------

            THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                          See "Risk Factors" at page 9.

                       ----------------------------------

         The Shares are traded over-the-counter and are quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the Small Cap Market System under the symbols "IMCI". On April 15, 1997 the last sales price of the Shares on the NASDAQ Small Cap System was $1-5/16.

                     --------------------------------------

         The Selling Shareholders and any broker/dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(ii) of the Securities Act of 1933 as amended (the "Securities Act") and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                         ------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

             The date of this Prospectus is _____________ __, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

         The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended on Form 10-KSB/A, filed pursuant to Section 13 of the Exchange Act, (2) the Company's Proxy Statement dated November 13, 1996 for the 1996 Annual Meeting of Stockholders of the Company filed pursuant to Section 14 of the Exchange Act, and (4) the description of the Company's Shares contained in its Registration Statement on Form S-1 filed with the Commission on September 14, 1993.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, Infinite Machines Corp., 300 Metro Center Boulevard, Warwick, Rhode Island 02886; telephone number (401) 737-7900.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus and incorporated herein by reference. Except as otherwise specified, all information in this Prospectus assumes no conversion of the Debentures. Investors should carefully consider the information set forth under "Risk Factors" prior to making an investment in the Common Stock offered hereby.

                                   THE COMPANY

         The Company was organized pursuant to the laws of the State of Delaware on October 14, 1986. Its executive offices are located 300 Metro Center Boulevard, Warwick, Rhode Island 02886; telephone number and its telephone number is (401) 737-7900.

                                                              THE OFFERING

  Securities offered hereby(1)................................1,053,740 shares.

  Common Stock outstanding after this Offering(1).............10,272,215 shares.

  NASDAQ Symbol...............................................IMCI


  Use of Proceeds ............................................None of the
                                                              proceeds from the
                                                              sale of Common
                                                              Stock offered
                                                              hereby will be
                                                              received by the
                                                              Company.



Risk Factors..................................................An investment in the Securities
                                                              offered hereby is
                                                              speculative and
                                                              involves a high
                                                              degree of risk.
                                                              This Prospectus
                                                              contains
                                                              forward-looking
                                                              information which
                                                              involves risk and
                                                              uncertainties. The
                                                              Company's actual
                                                              results could
                                                              differ materially
                                                              from those
                                                              anticipated by
                                                              such
                                                              forward-looking
                                                              information as a
                                                              result of various
                                                              factors, including
                                                              those discussed
                                                              under "Risk
                                                              Factors" in this
                                                              Prospectus. See
                                                              "Risk Factors."


----------

(1) Includes 1,053,740 shares issuable upon conversion of outstanding Debentures (at the conversion rate which would be applicable if the Debentures were converted on April 15, 1997.

                                  RISK FACTORS

         An investment in the securities offered hereby is highly speculative and subject to a high degree of risk and only those who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following factors, in analyzing this offering.

Accumulated Deficit; Working Capital Deficit; Independent Auditor's Report Comments Regarding Company's Ability to Continue as a Going Concern; Need For Additional Financing

         At December 31, 1996, the Company had an accumulated deficit of $11,330,761. The Company also experienced approximately $3.3 million of operating losses during the year ended December 31, 1996. No assurance can be given that the Company will not continue to incur operating losses. Further, the report of the Company's independent auditors in connection with the Company's consolidated financial statements at December 31, 1996 contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the independent auditors as raising substantial doubt as to the Company's ability to continue as a going concern are that the Company has suffered recurring losses during the last three years aggregating to approximately $8,250,000. There can be no assurance that the Company will ever have significant revenues or achieve profitable operations.

Development Stage Company; Possibility of Delays or Inability to Sell and Deliver Initial Product and Proposed Products

         The Company has been in the development stage since its formation in October 1986. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing delays and costs, the competitive and regulatory environment in which the Company plans to operate, marketing problems and additional costs and expenses that may exceed current estimates. The Company has been engaged primarily in research and development activities since its inception and has not yet demonstrated that it can sell, produce and ship products in sufficient quantity or provide services in such amounts to be profitable. There can be no assurance that the Company's products or services will prove to be commercially viable or can be successfully marketed, or that the Company will ever achieve significant revenues.

Liquidity Problems; Additional Financing Requirements

         The Company currently lacks the liquid assets to discharge its operating expenses. In the past the Company has met its capital and operating requirements through public and private sales of equity and through borrowings from a shareholder and unaffiliated lenders. The Company's continued operations will depend upon revenues, if any, from operations and the availability of equity or debt financing. The Company has no commitments for additional financing. Further, there can be no assurance that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations or that the Company will be able to obtain additional financing on satisfactory terms, if at all. If such be the case the Company would be forced to curtail or even suspend its remaining operations.

Vulnerability of Service Businesses

         The Company's sole revenues are generated by the services offered by the Company's divisions, namely, laser contract material processing services and laser consulting services. Most of these services are being rendered under short-term contracts which can be terminated or not renewed by the party or parties receiving the services. In addition, the business of providing services is always subject to interruptions by external factors which can further impair revenues. For all of these reasons there can be no assurance that the Company's revenues from its service businesses will improve or even that its existing revenues will be maintained.

Uncertainty of Laser Business

         The Company's current laser business is subject to a number of risks including the need for additional financing to fund acquisitions and expansion, technical obsolescence of its processes and equipment, increased competition and dependence upon, and need for, qualified personnel. There is no assurance that the Company's current laser business will operate profitable in future periods.

Dependence Upon, and Need for, Key Personnel; Possible Adverse Effect if Key Personnel Are Not Retained

         The Company's success will depend, in large part, on its continued ability to attract and retain highly qualified engineering, marketing and business personnel. Competition for qualified personnel may be intense and the Company will be required to compete for such personnel with companies having substantially greater financial and other resources. The Company's inability to attract and retain such personnel could have a material adverse effect upon its business. Further, the Company is dependent on certain management personnel for the operation and development of its business, particularly Carle C. Conway, the Chairman of the Board, Chief Executive Officer, and a principal beneficial shareholder of the Company and Clifford G. Brockmyre, the President, Chief Operating Officer and a principal beneficial shareholder of the Company. Although the Company has obtained key man insurance in the amount of $1,000,000 on the life of Mssrs. Conway and Brockmyre, the loss or a reduction in the time devoted by Mr. Conway or Mr. Brockmyre to the Company's business could have a material adverse effect on the Company's business.

Intense Competition and Rapid Technological Change

         The Company is engaged in rapidly evolving and highly competitive fields. Competition is intense and expected to increase. Most of the companies in competition with the Company have substantially greater capital resources, research and development staffs, facilities and experience in the furnishing of services. These companies, or others, could undertake extensive research and development in laser technology and related fields which could result in technological changes not yet adopted by the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies in these fields which will enable them to offer laser services more advanced and less costly than any offered by the Company or which could render the Company's technologies obsolete.

Lack of Patent Protection; Patent Infringement

         The Company holds no patents and has not filed any patent applications for its technology or products. The Company employs various methods, including confidentiality agreements with employees to protect its proprietary know-how. Such methods may not afford complete protection, however, and there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. If patent applications are filed by the Company, there can be no assurance that any patents will be granted, or that if granted such patents would provide the Company with meaningful protection from competition. In addition, there can be no assurance that the application of the Company's technologies will not infringe upon the patent rights of others. The Company has not conducted any patent searches or obtained an opinion of patent counsel regarding its technologies. The Company may be forced to expend substantial resources if it is required to defend against any such infringement claims.

Control of the Company

         The officers, directors and principal shareholders of the Company control an aggregate of approximately 29.7% of the Company's outstanding Shares, and thus are effectively able to elect all of the Company's directors and to control the affairs of the Company.

Loss Carryforward

         At December 31, 1996, the Company had approximately $3,854,000 in available net operating losses for federal tax reporting purposes which may be carried forward to offset future years taxable income subject to certain limitations. Due to a greater than 50% change in stock ownership during 1993 the utilization of net operating loss carryforward generated to the date of such change is limited. Moreover, other shareholder changes including the possible issuance by the Company of additional shares in one or more financings may further limit the utilization of the operating loss carryforward.

Issuance of Preferred Stock Barriers to Takeover.

         The Board of Directors may issue one or more series of Preferred Stock without any action on the part of the stockholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of Common Stock. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest.

Absence of Dividends.

         The Company does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. To the extent the Company has earnings in the future, it intends to retain such earnings in the business operations of the Company.

Limitation on Director Liability.

         As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation limits the liability of directors to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for
(i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemption's as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and the DGCL, shareholders may have more limited rights to recover against directors for breach of fiduciary duty.

Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to
Takeover.

         The Company is a Delaware corporation and is subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute prohibits the Company from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of thirty-one million shares of capital stock of which thirty million shares are designated as Common Stock and one million shares are designated as Preferred Stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of Preferred Stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of Preferred Stock and other classes of Common Stock that may be issued, may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares.

"Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities.

         The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from listing on NASDAQ at any time following the Effective Date, the Securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in this offering to sell the Securities in the secondary market.

Risks Associated with Forward-Looking Statements Included in this Prospectus.

         This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                   THE COMPANY

    The following is a brief summary of the Company's business. Reference is made to the information contained in Item 1 of the Company's Annual Report on
       Form 10-KSB for the year ended December 31, 1996, and the financial statements and notes contained therein, for a more thorough presentation of the Company's business and financial
          condition. Such report is incorporated herein by reference.

         Infinite Machines Corp. (the "Company" or "Infinite") has two principal operating subsidiaries, HGG Laser Fare, Inc. ("Laser Fare") and Spectra Science Corporation ("Spectra Science"). Laser Fare was acquired in July 1994, for stock, and is wholly owned. Spectra Science, which is 63% owned by the Company, was formed in August, 1996.

         In addition to these two subsidiaries, Infinite has a division, Advanced Technology Group ("ATG"), engaged in contract research and development and ExpressTool Corp. ("Express Tool"), a newly formed subsidiary created to exploit new rapid tooling technology.

         Prior to December 31, 1995, the Company's principal business operation involved the development of a rotary engine for marine recreational applications. Such operations were discontinued as of December 31, 1995 as a result of inadequate demand for such products. See, "Note 1 - Notes to Consolidated Financial Statements."

                              HGG Laser Fare, Inc.

         Laser Fare is a material processing company. As such it provides laser machining, welding, engraving and marking for an extensive group of customers. The company has 19 multi-axis machining centers of various powers and sizes, which are used to perform a variety of operations. Work done includes, but is not limited to, welding and drilling of gas turbine blade assemblies, welding of automotive gear sets, welding of cutters used for arthroscopic surgery, cutting of lenses for sunglasses and engraving on decorative industrial and medical components. Laser Fare is certified by major gas turbine producers and also by the FAA for repairs of gas turbine engine components. New laser machines were acquired and others upgraded during 1996 to increase plant capacity.

         Laser Fare was a pioneer in the laser material processing business and has participated significantly in the development of the industry. Many laser processing techniques were first developed by Laser Fare. Key staff members and Laser Fare are well known and highly regarded within the industry. Laser machining and welding were first used in industry in the early 1980's, mostly in the scientific and aerospace communities. Since that time capabilities have increased and awareness of the cost effectiveness of the process has become more widespread, increasing the market size. Approximately 75% of Laser Fare's sales come from customers in the medical device, aerospace and power generation industries. Customers include General Electric Corporation, United Technologies Corporation, Allied Signal Corporation, Polaroid, Stryker Medical Corp. and Center Laboratories.

         Laser Fare markets directly to customers and through independent sales representatives. The bulk of sales come from customers in the eastern and middle western states.

         Laser Fare operates in 17,000 square foot modern industrial building located in Smithfield, Rhode Island under a capital lease agreement with the Rhode Island Industrial Board. In addition, Laser Fare rents 8,000 square feet of manufacturing space in an adjacent building.

Competitive Factors

         Laser Fare competes with a number of small, mostly privately owned, businesses and in some cases, with laser processing organizations internal to customer organizations. Laser Fare is successful in building its business based upon its quality, delivery performance, technical capability and sensitivity to its customers needs.

         Laser Fare's sales volume has been increasing and management expects this trend to continue.

                              Spectra Science Corp.

         In August 1996, Infinite acquired a majority interest in Spectra Science for $2.7 million in cash and the transfer of certain technologies licensed from Brown University. Spectra Science was created to initially commercialize and expand two platform photonic technologies licensed from Brown University.

         The first technology, LaserPaint(TM), is a patented discovery which allows almost any material to become laser light. The material may be a plastic fiber, a paint, a fine powder or some other form. The ability to produce intense, spectrally pure light of any visible color opens the door to many commercial applications. Some applications include: identification of products which are not easily adaptable to bar coding, special additives for paper and inks as anti-counterfeiting features, special packages and labels to combat pirating of products and medical uses to trigger light activated cancer drugs. Spectra Science is working in each of these applications and management anticipates that sales will occur in one or more of the areas during 1997.

         The second area of technology is direct laser micro patterning of glass. These inventions allow micro patterns, either engraved or built up, to be produced on glass rapidly and inexpensively with the use of a computer driven laser. Potential applications for this technology include compact disc players, diffractive and refractive optics, micro fluid handling chips and laboratory devices needed by the biotechnology industry. Direct micro scale laser writing on glass is expected to begin to generate sales during 1997 with substantial growth expected in future years.

         In addition to the licensed technologies, Spectra Science has developed "Quantum Dot Phosphors" which hold promise for better high brightness, high definition video displays. Spectra Science was recently awarded a Phase II SBIR (Small Business Innovative Research) contract by the Department of Defense, Ballistic Missile Defense Organization to commercialize this technology in large scale projection displays.

         Spectra Science owns or controls through worldwide exclusive license three issued patents and eight additional patent applications in process. The issued patents are believed to be quite basic, protecting fundamental scientific discoveries. Some of the most recent patent applications are aimed at protecting specific products and processes.

         Dr. Nabil Lawandy is the President and Chief Technical Officer of Spectra Science and the inventor of the core technologies described above. Spectra Science has a Technical Advisory Board consisting of eminent scientists in the fields of physics, electro optics, high frequency electronics and medical physics.

         Spectra Science leases approximately 2,000 square feet of office space in Providence, Rhode Island, for its administrative office. The annual rent for the premises is $32,000.00. An additional 4,800 square feet of laboratory space is leased in East Providence, Rhode Island at an annual rent of $62,400.00.

Competitive Factors

         The Company believes that Spectra Science's technology are unique and protectable by patents which will provide a competitive advantage in connection with any products or services offered. However, there is no assurance that any patent, or any patent that issues from currently pending applications, will provide Spectra Science with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent which may be owned by Spectra Science, or if instituted that such challenges will not be successful. Furthermore, there can be no assurance that others will not independently develop similar or more advanced technologies or design around aspects of Spectra Science's technology.

                            Advanced Technology Group

         ATG was established to take advantage of the technical know how built up during the early years of Laser Fare in the application of lasers toward solution of industrial problems. Since its inception in 1993 ATG has been performing contract R&D for industrial customers. Two major programs have been undertaken, one of which was completed during 1996.

         The program which was completed in 1996, was to develop practical methods to dramatically reduce the time and expense required to build molds for plastic injection molding. This program, which was funded by a major toy manufacturer, was successfully completed during 1996. Two processes were developed which can be used to build new production quality molds in significantly less than half the time needed for molds built by current industry procedures. The customer is now using at least one of the methods to build production molds. As part of ATG's contract, the Company gained exclusive rights to all technology developed under the contract for use in all fields other than toys, games and infant furniture. As described below Infinite Machines has formed ExpressTool to exploit these technologies.

         The second program on which ATG has been working for three years is sponsored by the world leader in jet engine ignition systems. The purpose of the program is to develop an ignition system for future jet engines and for retrofit to older engines which will be superior to current ignitions. Progress has been satisfactory in this development program. When the project reaches production Infinite Machines expects to be the supplier of key system components. Production will be several years off, continuing development and system demonstration will occupy the intervening period.

         ATG is involved in several smaller and early stage programs. The Company's plan is to concentrate the efforts of this small group on advanced manufacturing techniques in the future.

                               ExpressTool, Inc.

         ExpressTool was formed in 1996 to exploit the rapid mold building techniques developed by ATG and their sponsor. In 1996 efforts were mostly directed toward establishing a facility in which limited quantities of molds could be built and acquiring the staff necessary to operate. Orders have been taken from several major corporations to build demonstration molds. Presuming successful customer evaluations we anticipate that production orders will be forthcoming during 1997. If these orders develop as anticipated additional investment will be required to expand capacity.

                              SELLING SHAREHOLDERS

         The following table shows the names of the Selling Shareholders, the Shares owned beneficially by each of them, as of April 15, 1997, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Shareholders were an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                                                                Percentage of
                                                                                                  Shares
                            Number of Shares                            Number of Shares        Beneficially
                              Beneficially      Number of Shares       Beneficially Owned       Owned After
   Selling Shareholders           Owned         that May Be Sold       After the Offering       the Offering
   --------------------           -----         ----------------       ------------------       ------------
Cook & Cie S.A.**(1)              52,687              52,687                   0                     0
Coutts & Co AG**(2)              210,748             210,748                   0                     0
Ihag Handelsbank                 210,748             210,748                   0                     0
Zurich**(3)
Thomson Kernaghan                368,809             368,809                   0                     0
& Co., Ltd.**(4)
Winward Island                   210,748             210,748                   0                     0
Limited**(5)

----------
*   Less than one-percent.
**  This Selling Shareholder is acting as agent for certain non-U.S. residents.

----------
(1) Includes 52,687 shares issuable upon conversion of an outstanding Debenture, assuming the conversion rate as of the date of this prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder.
(2) Includes 210,748 shares issuable upon conversion of an outstanding Debenture, assuming the conversion rate as of the date of this prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder..
(3) Includes 210,748 shares issuable upon conversion of an outstanding Debenture, assuming the conversion rate as of the date of this prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder.
(4) Includes 368,809 shares issuable upon conversion of an outstanding Debenture, assuming the conversion rate as of the date of this prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder.
(5) Includes 210,748 shares issuable upon conversion of an outstanding Debenture, assuming the conversion rate as of the date of this prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder.

                              PLAN OF DISTRIBUTION

         The Company will not receive any proceeds from this Offering. The Shares may be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any underwriters, dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid; by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions or other items constituting compensation received from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

         The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the Selling Shareholders. The expenses payable by the Company are estimated to be $10,000.

                                 TRANSFER AGENT

         The Transfer Agent and Registrar for the Shares is American Stock Transfer Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                             REPORTS TO SHAREHOLDERS

         The Company distributes annual reports to its shareholders, including financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep shareholders informed of the Company's operations.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022-2605.

                                     EXPERTS

         The 1996 financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended, have been audited by Freed Maxick Sachs & Murphy PC, independent auditor, as set forth in the report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern as described in
Note 2 to the financial statements) incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

SEC Registration Fee...............................................$   419.10
Printing expenses..................................................$ 2,500.00*
Accounting fees and expenses.......................................$ 1,000.00*
Legal fees and expenses............................................$ 5,000.00*
Miscellaneous expenses.............................................$ 1,080.90*

      Total........................................................$10,000.00*

* estimated

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

         The Company's Certificate of Incorporation provides as follows:

         "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) or any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (b) Right to Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify against such expense, liability or loss under the Delaware General Corporation Law."

Item 16. Exhibits

Exhibit No.                 Description
-----------                 -----------

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered.*

23.1                        Consent of Freed Maxick Sachs & Murphy, PC*

23.3                        Consent of Morse, Zelnick, Rose & Lander, LLP
                            (included in Exhibit 5.1)

25.1                        Power of Attorney*

----------
*   Filed herewith.

Item 17.  Undertakings

A.       The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities, each post-effective amendment that contains a form of prospectus shall be deemed to be the initial bona find offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Incline Village, Nevada on the 16th day of April, 1997.

                                            INFINITE MACHINES CORP.

                                            By:/s/ Carle C. Conway
                                               ---------------------
                                               Carle C. Conway, Chief Executive
                                               Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carle C. Conway, Kenneth S. Rose, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in he capacities and on the dates indicated.

Signatures                            Title                           Date
----------                            -----                           ----

/s/  Carle C. Conway         Director, Chairman of the Board      April 16, 1997
----------------------------   and Chief Executive Officer
     Carle C. Conway


/s/  Clifford G. Brockmyre   Director, President                  April 16, 1997
----------------------------   and Chief Operating Officer
     Clifford G. Brockmyre


/s/  Daniel T. Landi         Principal Financial                  April 16, 1997
----------------------------   and Accounting Officer
     Daniel T. Landi


                             Director                             April 16, 1997
----------------------------
     Robert J. Sherwood


/s/  Michael Smith           Director                             April 16, 1997
----------------------------
     Michael Smith